THE E.W. SCRIPPS COMPANY


                      Index to Exhibits


Exhibit
    No.                    Item                               Page


     12       Ratio of Earnings to Fixed Charges               E-2

     27       Financial Data Schedule                          E-3


RATIO OF EARNINGS TO FIXED CHARGES                                                                                     EXHIBIT 12
( in thousands )                                                              Three                                Six
                                                                              months                             months
                                                                              ended                               ended
                                                                             June 30,                           June 30,
                                                                     1995               1994           1995                 1994


EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                        $   64,827         $   91,190    $     121,916         $  139,864
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                             4,114              5,985            8,965             11,985

Earnings as defined                                              $   68,941         $   97,175    $     130,881         $  151,849

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                            $    2,913         $    4,613    $       6,400         $    9,272
Interest capitalized                                                     54                                  87
Portion of rental expense representative
     of the interest factor                                           1,201              1,156            2,565              2,303
Preferred stock dividends of majority-owned
     subsidiary companies                                                20                 20               40                 40
Share of interest expense related to guaranteed debt
     50%-owned affiliated company                                                          216                                 410

Fixed charges as defined                                         $    4,188         $    6,005    $       9,092         $   12,025

RATIO OF EARNINGS TO FIXED CHARGES                                    16.46              16.18            14.40              12.63
